Exhibit 99.1

Investor Contact:

David K. Waldman/ Jody Burfening

Lippert/Heilshorn & Associates

212-838-3777

dwaldman@lhai.com

i2Telecom International Reports 2004 Results

BOCA RATON, FLORIDA – March 31, 2005 - i2Telecom International, Inc. (OTCBB:ITUI), an emerging leader in voice/data communications technology for the Internet, including Voice over Internet Protocol (VoIP) services, today reported its operating results for the full year ended December 31, 2004.

Revenue for 2004 increased to $548,000, compared with $147,000 in 2003, as shipments of the company’s integrated access device and billings for long distance minutes increased. Net loss for 2004 totaled $6.7 million, or $0.30 per share, versus a net loss of $5.5 million, or $1.26 per share, in 2003. The increase in net loss was primarily attributable to higher sales and marketing expenses.

“2004 has been an eventful year for i2Telecom,” stated Paul Arena, Chief Executive Officer at i2Telecom International, Inc. “Foremost, we launched our new VoiceStick™, a plug-and-play, portable key chain-sized device, which enables users to make low-cost domestic and international long distance calls via the Internet. The VoiceStick™ has already generated significant interest from national retailers. We have also entered into a number of channel partner agreements, which will enable us to rapidly expand our market penetration both domestically and internationally.”

“Also in 2004, we re-aligned our organizational structure to focus more heavily on sales and marketing initiatives, which has had a very positive impact,” continued Mr. Arena. “As we enter 2005 we have already signed agreements with several large retailers to carry the VoiceStick™ device including… As a result, we remain confident that our revenues will exceed $10 million in 2005.”

About i2Telecom International, Inc.

i2Telecom International, Inc. (OTCBB: ITUI) is a low-cost telecommunications service provider employing next generation Voice over Internet Protocol (“VoIP”) technology with operations based in Atlanta, Georgia; Boca Raton, Florida; Redwood City, California; and China. The Company controls its own proprietary technology and outsources its production and service functions to strategic partners. i2Telecom International provides microgateway adapters (InternetTalker™, Morpheus Voicebox™, EVoIP-4310™), VoIP long distance and other enhanced communication services to subscribers, and its proprietary technology platform is built to the Session Initiation Protocol (“SIP”) standard. i2Telecom International’s revenue model is multi-faceted and includes prepaid revenue from the sale of its InternetTalker™ integrated access devices, recurring monthly subscriptions, call minute termination fees and original equipment manufacturer royalties. For additional information visit www.i2telecom.com.

SAFE HARBOR Statement Under the Private Securities Litigation Reform Act. With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, including, but not limited to, product acceptance, economic, competitive, governmental, results of litigation, technological and/or other factors which are outside the control of the company. Actual results and developments may differ materially from those contemplated by these statements depending on such factors as changes in general economic conditions and financial or equity markets, technological changes, and other business risk factors. i2Telecom does not assume, and expressly disclaims, any obligation to update these forward-looking statements.

(tables follow)

CONSOLIDATED BALANCE SHEETS

ASSETS

	2004	2003
Current Assets
Cash	$231,127	$671,421
Accounts Receivable, Net of Allowance for Doubtful Accounts Of $75,000 and $-0-, respectively	232,371	146,738
Inventories	961,056	767,011
Prepaid Expenses and Other Current Assets	231,966	19,534

Total Current Assets	1,656,520	1,604,704

Property and Equipment, Net	1,267,763	830,296

Other Assets
Intangible Assets, Net of Accumulated Amortization of $435,507 and $215, 660, respectively	2,880,579	3,072,287
Deposits	78,164	43,064

Total Other Assets	2,958,743	3,115,351

Total Assets	$5,883,026	$5,550,351

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities
Accounts Payable and Accrued Expenses	$1,303,656	$756,490
Deferred Revenue	99,901	100,000
Notes Payable-Current	100,000	350,000
Notes Payable-Related Parties	-0-	225,000

Total Current Liabilities	1,503,557	1,431,490

Stockholders’ Equity (Deficit)
Preferred Stock, $1.00 Par Value, 1,000,000 Shares Authorized, -0- Shares and 59,000 Shares Issued and Outstanding, respective	-0-	59,000
Preferred Stock, No Par Value, 5,000,000, 7% Cummulative Shares Authorized, 4,175 Shares and -0- Shares Issued and Outstanding, respectively	4,175,000	-0-
Common Stock, $.01 Par Value, 10,000,000 Shares Authorized, -0- Shares and 2,039,445 Shares Issued and Outstanding, respectively	-0-	20,394
Common Stock, No Par Value, 100,000,000 Shares Authorized, 34,381,172 Shares and -0- Shares Issued and Outstanding, respectively	12,949,148	-0-
Restricted Shares	662,777	718,443
Additional Paid-In Capital	324,979	10,316,162
Accumulated Deficit During The Development Stage	(13,732,435)	(6,995,138)

Total Stockholders’ Equity (Deficit)	4,379,469	4,118,861

Total Liabilities and Stockholders’ Equity (Deficit)	$5,883,026	$5,550,351

i2TELECOM INTERNATIONAL, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	For the Year Ended December 31, 2004	For the Year Ended December 31, 2003
Revenue	$547,656	$146,665

Cost of Revenue	565,225	395,251

Gross Profit (Loss)	(17,569)	(248,586)

General and Administrative Expenses	6,675,769	4,917,163

Loss From Operations	(6,693,338)	(5,165,749)

Other Income (Expense)
Interest Income	3,044	7,272
Interest Expense	(30,070)	(217,252)
Gain on Forbearance of Debt	27,643	-0-
Loss on Disposal of Assets	(593)	-0-
Loss on Subscription List	-0-	(118,000)

Total Other Income (Expense)	24	(327,980)

Net Income (Loss)	$(6,693,314)	$(5,493,729)

Weighted Average Common Shares:
Basic	22,499,279	4,365,130
Diluted	39,703,035	23,066,878
Earnings Per Common Share:
Basic	$(.30)	$(1.26)
Diluted	$(.17)	$(.24)

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